Exhibit 99 (b) - Audit Committee Charter


                       GREAT NORTHERN IRON ORE PROPERTIES
                             AUDIT COMMITTEE CHARTER

ORGANIZATION

This Charter governs the operations of the Audit Committee. The Audit Committee shall review and reassess the Charter at least annually and obtain the approval of the Board of Trustees. The Audit Committee shall be appointed by the Board of Trustees and shall comprise at least three Trustees, each of whom are independent of management and the Trust. Members of the Audit Committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Trust. All Audit Committee members shall be financially literate, [or shall become financially literate within a reasonable period of time after appointment to the Audit Committee,] and at least one member shall have accounting or related financial management expertise.

STATEMENT OF POLICY

The Audit Committee shall provide assistance to the Board of Trustees in fulfilling their oversight responsibility to the certificate holders, potential certificate holders, the investment community and others relating to the Trust's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the annual independent audit of the Trust's financial statements and the legal compliance and ethics programs as established by management and the Board of Trustees. In so doing, it is the responsibility of the Audit Committee to maintain free and open communication between the Audit Committee, independent auditors and management of the Trust. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Trust and the power to retain outside counsel or other experts for this purpose.

RESPONSIBILITIES AND PROCESSES

The primary responsibility of the Audit Committee is to oversee the Trust's financial reporting process on behalf of the Board of Trustees and report the results of their activities to the Board of Trustees. Management is responsible for preparing the Trust's financial statements and the independent auditors are responsible for auditing those financial statements. The Audit Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible in order to best react to changing conditions and circumstances. The Audit Committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices and ethical behavior.

The following shall be the principal recurring processes of the Audit Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Audit Committee may supplement them as appropriate.

    * The Audit Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board of Trustees and the Audit Committee, as representatives of the Trust's certificate holders. The Audit Committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The Audit Committee shall discuss with the auditors their independence from management and the Trust and the matters included in the written disclosures required by the Independence Standards Board. Annually, the Audit Committee shall review and recommend to the Board of Trustees the selection of the Trust's independent auditors.

    * The Audit Committee shall discuss with the independent auditors the overall scope and plans for their audit including the adequacy of staffing and compensation. Also, the Audit Committee shall discuss with management and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Trust's system to monitor and manage business risk and legal and ethical compliance programs. Further, the Audit Committee shall meet separately with the independent auditors, with and without management present, to discuss the results of their examinations.

    * The Audit Committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Trust's Quarterly Report on Form 10-Q. Also, the Audit Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Audit Committee by the independent auditors under auditing standards generally accepted in the United States. The Chairman of the Audit Committee may represent the entire Audit Committee for the purposes of this review.

    * The Audit Committee shall review with management and the independent auditors the financial statements to be included in the Trust's Annual Report on Form 10-K (or the Annual Report to Certificate Holders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. Also, the Audit Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Audit Committee by the independent auditors under auditing standards generally accepted in the United States.